UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2011

SANSWIRE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-235332	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (321) 452-3545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2011, Sanswire Corp. (the “Company”) announced that it has hired Jeffrey Sawyers as its Chief Financial Officer and Treasurer.  Mr. Sawyers, age 55, has over 30 years of diversified financial management experience. Most recently, from 2008 to 2010, Mr. Sawyers served as the Corporate Controller for Tijuana Flats, a restaurant chain with approximately 70 corporate, joint venture and franchise restaurants, where he was responsible for all the external financial accounting and reporting systems, audit and tax management, and banking relationships.  Prior to that from 2004 to 2008, Mr. Sawyers served as Director of Finance and Special Projects at Curascript, Inc. and before that was the Assistant Controller at Priority Healthcare which was acquired by Express Scripts and combined with their subsidiary Curascript, Inc. In these positions, Mr. Sawyers was responsible for among other things preparation of all Securities and Exchange Commission filings as well as financial reporting, corporate accounting and treasury functions. None of such companies is a parent, subsidiary or other affiliate of the Company.

Mr. Sawyers is a certified public accountant and a certified management accountant. He earned a Bachelor of Arts in Accounting from the University of South Florida in 1978 and then spent three years as a senior accountant at KPMG Peat Marwick.

In connection with Mr. Sawyers’ hiring as the Chief Financial Officer and Treasurer of the Company, the Company and Mr. Sawyers executed an Employment Agreement, dated as of February 8, 2011 (the “Employment Agreement”), providing for certain compensation arrangements and benefits.  The Employment Agreement provides for an annual salary of $100,000 per year and six months severance on a termination without Cause by the Company.  Mr. Sawyers is eligible for an annual bonus at the discretion of the Board of Directors.  The Employment Agreement also includes one year noncompetition and non-solicitation provisions as well as confidentiality and inventions assignment provisions.  Mr. Sawyers also entered into an Indemnification Agreement with the Company.

On February 8, 2011, Mr. Sawyers also received an option (the “Sawyers Option”) to purchase 1,500,000 shares of Common Stock at an exercise price of $0.07 per share, which was the closing price of the Company’s Common Stock on the date the Company’s Board of Directors approved the issuance of the Sawyers Option, pursuant to an Option Agreement.  The Sawyers Option is immediately vested as to 500,000 shares with the remainder vesting quarterly over the next eighteen months and provides for acceleration in full on a Change of Control of the Company.  The Sawyers Option is exercisable until the earlier of three years from the effective date or 90 days after the termination of Mr. Sawyers’ employment with the Company.

There is no understanding or arrangement between Mr. Sawyers and any other person pursuant to which Mr. Sawyers was appointed as Chief Financial Officer and Treasurer. Mr. Sawyers does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer.  Mr. Sawyers has never had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000, other than the Employment Agreement and the Sawyers Option described above which were entered into in connection with his employment.

A copy of the press release and the agreements entered into between the Company and Mr. Sawyers are filed as Exhibits to this Current Report on Form 8-K, respectively, and are incorporated herein by reference. The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

10.1	Employment Agreement, dated February 8, 2011, between Sanswire Corp. and Jeffrey Sawyers.

10.2	Option Agreement with Jeffrey Sawyers, dated February 8, 2011.

10.3	Indemnification Agreement between Sanswire Corp. and Jeffrey Sawyers, dated February 8, 2011.

99.1	Press Release dated February 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANSWIRE CORP. (Registrant)

Date: February 8, 2011	By:	/s/ Glenn D. Estrella
Name: Glenn D. Estrella
Title: President and Chief Executive Officer